UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 3, 2008

Alion Science and Technology Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 Tysons Boulevard, Suite 1300, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-918-4480

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.02 Results of Operations and Financial Condition.

The information in this report set forth under Item 7.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

Alion Science and Technology Corporation (Alion or the Company) intends to disclose at a meeting and via teleconference on June 3, 2008, the following non-public information to holders of its currently outstanding 10 1/4% senior unsecured notes.

The Company’s revenues from its naval architecture and marine engineering businesses increased by approximately 12% during the six month period ended March 31, 2008 as compared to the six month period ended March 31, 2007.

The Company’s revenues from its U.S. Army and U.S. Air Force businesses did not increase during the six month period ended March 31, 2008 as compared to the six month period ended March 31, 2007.

As of June 2, 2008, the Company had approximately $40 million in available cash resources comprised of actual cash on hand plus borrowing availability under the Company’s revolving credit facility.

The Company’s goal is to continue to make improvements in its days sales outstanding over the next several fiscal quarters.
The Company has begun discussions with Illinois Institute of Technology (IIT) regarding the potential restructuring of the Company’s Subordinated Note and associated warrants held by IIT. The Company and IIT have had meetings and IIT has conducted due diligence regarding the Company with respect to such proposed restructuring.

The Company has over $500 million of bids submitted to the U.S. Navy that are anticipated to be decided in the next two months. If those bids are successful, the resulting contracts could provide the Company with substantial growth.

As of June 2, 2008, for fiscal year 2008, the Company’s win rate for re-competed contracts was approximately 92% on a dollars basis.

The Company collected approximately $199 million in cash from outstanding accounts receivable during the three month period ended September 30, 2007.

The Company’s days sales outstanding as of March 31, 2008 was 118 days, directly a result of review by the Defense Contract Audit Agency. "Days sales outstanding" as of a particular date is equal to the product of (a) the Company’s accounts receivable balance as of a particular date divided by the Company’s trailing twelve month revenues as of that date, multiplied by (b) 365 days.

The Company’s days sales outstanding as of April 30, 2008 was 103 days.

The Company’s fiscal year 2008 year end goal for days sales outstanding is 93 to 96 days,

The balance on the Company’s revolving credit facility as of April 30, 2008 was approximately $9 million.

The Company currently projects that work performed under its Seaport E and Seaport MAC contracts will generate approximately $270 million in revenues during fiscal year 2008.

The Company currently projects that work performed under its Secretary of Air Force Technical & Analytical Support contract will generate approximately $70 million in revenues during fiscal year 2008.

The Company currently projects that work performed under its U.S. General Services Administration Schedules will generate approximately $40 million in revenues during fiscal year 2008.

The Company currently projects that work performed under its Weapons Systems Information Analysis Center contract will generate approximately $40 million in revenues during fiscal year 2008.

The Company currently projects that work performed under its Modeling & Simulation Information Analysis Center contract will generate approximately $40 million in revenues during fiscal year 2008.

The Company’s fiscal quarter scheduled to end June 30, 2008 is not yet completed. The foregoing estimates and approximations relating to current fiscal quarter or future performance constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, and are based on the Company’s preliminary internal estimates of performance for its fiscal quarter scheduled to end June 30, 2008. These estimates and approximations may be subject to adjustments in connection with the Company’s routine period-end and quarter-end closing procedures. In addition, the Company’s financial statements for its fiscal quarter scheduled to end June 30, 2008 have not yet been reviewed by its independent public accountants. The Company’s actual results for the fiscal quarter scheduled to end June 30, 2008 and for future periods may differ materially from its current estimates and approximations. Accordingly, investors are cautioned not to place undue reliance on the foregoing estimates and approximations.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology Corporation

June 3, 2008	By:	James C. Fontana

Name: James C. Fontana
Title: Senior VP and General Counsel